Exhibit 99.1

Structure Therapeutics Strengthens Executive Team with

Promotion of Blai Coll, M.D., Ph.D. to Chief Medical Officer and Appointment of Ashley Hall, J.D. as Chief Development Officer

SAN FRANCISCO – September 17, 2024 – Structure Therapeutics Inc. (NASDAQ: GPCR), a clinical-stage global biopharmaceutical company developing novel oral small molecule therapeutics for metabolic and cardiopulmonary diseases, today announced key leadership appointments to drive its next phase of development and operational success. Blai Coll, M.D., Ph.D., has been promoted to Chief Medical Officer, replacing Mark Bach, M.D., Ph.D. as part of a planned succession, effective September 18. Dr. Coll has served as Vice President of Clinical Development at Structure since 2022, leading the GSBR-1290 program, Structure’s oral small molecule GLP-1 agonist that is planned to enter Phase 2b clinical development for obesity in the fourth quarter of 2024. In addition, Ashley Hall, J.D., has been appointed to the newly created position of Chief Development Officer, and will be responsible for clinical development operations, project management, regulatory affairs and quality assurance.

“Our expanded clinical leadership team strengthens our position to efficiently execute as we move into Phase 2b development of GSBR-1290 in the fourth quarter. In addition, we are building our organization to advance our promising oral amylin compound into the clinic as soon as possible,” said Raymond Stevens, Ph.D., Founder and CEO of Structure Therapeutics.  “Ms. Hall’s unique background in regulatory strategy and clinical development operations will help enable us to rapidly develop our oral small molecules for patients with cardiometabolic diseases. Dr. Coll has a deep understanding of the cardiometabolic clinical space and in his time at Structure, he has led the rapid advancement of GSBR-1290. I would like to thank Dr. Bach for his contributions over the last few years in establishing the foundation for our clinical organization and working closely with Dr. Coll as part of this planned transition.”

About Blai Coll, M.D., Ph.D.

Dr. Coll is a physician-scientist with 15 years of experience in clinical development. Prior to being promoted to Chief Medical Officer, Dr. Coll was Vice President of Endocrine and Metabolism Clinical Development at Structure Therapeutics, where he led the company’s clinical development activities for GSBR-1290. Before joining Structure, Dr. Coll was at Amgen where he held different leadership positions in the cardiovascular group, including management of lifecycle studies for Repatha® (open label extension studies with more than 6,000 patients) and early development projects in the cardiovascular space. Before joining Amgen, Dr. Coll served as Medical Director at AbbVie, leading the late-stage atrasentan clinical program for chronic kidney disease, including a Phase 3 multinational outcomes study.

About Ashley Hall, J.D.

Ms. Hall has extensive experience in global clinical development operations and regulatory affairs at several companies, particularly in the development of Repatha®, Nexletol®, and Nexlizet®, three therapies approved for the management of hyperlipidemia and cardiovascular risk reduction. Over the last 23 years, Ms. Hall has collaborated closely with global regulatory authorities to navigate complex development and operational processes for multiple successful large-scale, multi-national Phase 3 clinical trials.  Prior to joining Structure Therapeutics, Ms. Hall served as Chief Development Officer of Reneo Pharmaceuticals. Prior to Reneo, Ms. Hall was the Chief Development Officer and Head of Global Regulatory Affairs at Esperion Therapeutics, where she was responsible for the conduct of five pivotal trials in low density lipoprotein cholesterol (LDL-C) lowering in over 4,000 patients and a large cardiovascular outcomes trial (CVOT). Ms. Hall was previously at Amgen, where she led the global regulatory strategy and marketing applications for Repatha® in 11 countries and regions, including the United States, Japan and the European Union.

About Structure Therapeutics

Structure Therapeutics is a science-driven clinical-stage biopharmaceutical company focused on discovering and developing innovative oral small molecule treatments for chronic metabolic and cardiopulmonary conditions with significant unmet medical needs. Utilizing its next generation structure-based drug discovery platform, the Company has established a robust GPCR-targeted pipeline, featuring multiple wholly-owned proprietary clinical-stage small molecule compounds designed to surpass the scalability limitations of traditional biologic and peptide therapies and be accessible to more patients around the world. For additional information, please visit www.structuretx.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning: the Company’s future plans and prospects; and the timing of the Company’s clinical development programs. In addition, when or if used in this press release, the words and phrases “expect,” “plan,” “potential,” “promising,” “to be,” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, risks and uncertainties related to the Company’s ability to advance GSBR-1290, LTSE-2578, ANPA-0073 and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the Company’s therapeutic candidates, competitive products or approaches limiting the commercial value of the Company’s product candidates, the timing and results of preclinical and clinical trials, the Company’s ability to fund development activities and achieve development goals, the impact of any global pandemics, inflation, supply chain issues, rising interest rates and future bank failures on the Company’s business, its ability to protect its intellectual property and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 8, 2024, the Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024, and future reports the Company may file with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investors:

Danielle Keatley

Structure Therapeutics Inc.

ir@structuretx.com

Media:

Dan Budwick

1AB

Dan@1abmedia.com